UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2012

Progress Software Corporation

(Exact name of registrant as specified in its charter)

Commission file number: 0-19417

Massachusetts	04-2746201
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

14 Oak Park

Bedford, Massachusetts 01730

(Address of principal executive offices, including zip code)

(781) 280-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On January 30, 2012, Progress Software Corporation (“Progress” or the “Company”) acknowledged that Starboard Value LP (“Starboard”), which disclosed beneficial ownership of approximately 5.1% of the outstanding shares of Progress, submitted to the Company a notice of nomination of four director candidates for election to Progress’ Board of Directors at the Company’s 2012 Annual Meeting of Shareholders.

The Company will review Starboard’s notice to ensure it complies with the Company’s governing documents and applicable law. The Progress Board of Directors will consider the Starboard nominations in due course. The Progress Board is comprised of eight highly-qualified and experienced directors, six of whom are independent. Progress’ directors are proven business leaders with a broad range of management, financial, marketing and operational experience, as well as expertise in other areas important to Progress’ business.

On January 30, 2012, the Company sent the following letter to Mr. Jeffrey Smith, Managing Member, Starboard Value LP:

Jeff Smith

Managing Member

Starboard Value LP

830 Third Avenue, 3rd Floor

New York, NY 10022

Dear Jeff,

We are in receipt of your nomination papers, and your letter dated January 30, 2012, which was forwarded to our Board of Directors. As outlined in our 2011 proxy statement, our nominating and corporate governance committee will consider your nominees in due course.

The Progress Board of Directors and management team are committed to acting in the best interests of the Company and all Progress shareholders, and we are always receptive to an open dialogue with our shareholders, including Starboard.

The Progress Board and management team are focused on building value for all shareholders. As you know, I joined Progress in December 2011, and have been working closely with the Board and our management team to undertake a comprehensive evaluation of the Company’s strategy and product portfolio. Based on this evaluation, we will continue to make decisions that are in the best interests of the Company and all of its shareholders. We are conducting this review expeditiously and will report back to shareholders once this evaluation is complete.

Best regards,

/s/ Jay H. Bhatt

Jay H. Bhatt

President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2012	Progress Software Corporation

	By:	/s/ Charles F. Wagner
Charles F. Wagner
Executive Vice President, Finance and Administration and Chief Financial Officer